Exhibit 99.1

Chart Industries Reports 2011 First Quarter Results

Cleveland, Ohio – May 4, 2011 - Chart Industries, Inc. (NASDAQ: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, today reported results for the first quarter ended March 31, 2011. Highlights include:

•	Record quarterly order intake of $289 million

•	Sales and earnings outlook for 2011 revised upward

•	Sales up 38% over first quarter 2010

•	Backlog improves 54% compared to end of 2010

Net income for the first quarter of 2011 was $7.5 million, or $0.25 per diluted share. This compares with $1.4 million, or $0.05 per diluted share, for the first quarter of 2010.

First quarter 2011 earnings would have been $0.30 per diluted share excluding $2.2 million, or $0.05 per diluted share, of restructuring costs for BioMedical acquisitions completed during 2009 and 2010. First quarter 2010 earnings would have been $0.09 per share excluding $1.5 million, or $0.04 per diluted share, of similar acquisition related BioMedical restructuring costs.

Net sales for the first quarter of 2011 increased 38% to $162.9 million from $118.2 million in the comparable period a year ago. Gross profit for the first quarter of 2011 was $52.5 million, or 32% of sales, versus $34.3 million, or 29% of sales, in the comparable quarter of 2010.

“We had record orders during the first quarter of 2011 led by the return of large project work to our Energy & Chemicals (“E&C”) business with the recently announced order in excess of $90 million for a nitrogen rejection facility in Qatar,” stated Sam Thomas, Chart’s Chairman, President and Chief Executive Officer. “Even excluding the large nitrogen rejection facility order, first quarter orders exceeded our strong fourth quarter order levels as we continue to see strength in all parts of our business.”

Mr. Thomas continued, “Natural gas is increasing its share of the global energy mix and we have never been better positioned to take advantage of so many opportunities across the natural gas and LNG supply chain. As a result of continued strength in order levels and the increase in our backlog, combined with improved margin opportunities, we are raising our 2011 earnings guidance.”

Backlog at March 31, 2011 was $364.8 million, up 54% from the December 31, 2010 level of $236.4 million. Orders for the first quarter of 2011 were $288.8 million compared with fourth quarter 2010 orders of $182.2 million, an improvement of $106.6 million, or 59%.

Selling, general and administrative (“SG&A”) expenses for the first quarter of 2011 increased $10.9 million compared with the same period in 2010 to $34.9 million, or 21.4% of sales. This was primarily due to the SeQual and Cryotech acquisitions as well as employee-related costs associated with improved business conditions and targeting additional market opportunities.

Foreign currency gains were $0.8 million, or $0.02 per diluted share, for the first quarter of 2011 as compared to a currency loss of $1.2 million, or $0.03 per diluted share, in the same period of 2010, largely due to the strength in the euro.

Income tax expense was $3.4 million for the first quarter of 2011 and represented an effective tax rate of 31.5% compared with $0.6 million in the prior year quarter, or an effective tax rate of 28%.

Cash and short-term investments were $147.0 million at March 31, 2011. Major uses of cash during the quarter included additional working capital investment in response to recent order trends.

SEGMENT HIGHLIGHTS

E&C segment sales increased 62% to $42.5 million for the first quarter of 2011 compared with $26.2 million for the same quarter in the prior year. Given the improvement in order trends, gross margins improved to 27.8% in the 2011 quarter compared to 22% in the same quarter of 2010. E&C gross margins have improved sequentially each quarter since the second quarter of 2010. Improved volume and pricing opportunities continue to lead the improvement in E&C.

Distribution & Storage (“D&S”) segment sales improved by 24% to $73.4 million for the first quarter of 2011, compared with $59.0 million for the same quarter in the prior year. The increase in sales was largely due to improved volume across most product lines, particularly mobile equipment and packaged gas as well as the acquisition of Cryotech, which closed in the third quarter of 2010. We continue to see significant opportunities in our China operations as well. D&S gross profit margin improved to 29.6% in the quarter compared with 29.3% a year ago as improved volume and capacity utilization was partially offset by higher material costs and warranty expense.

BioMedical segment sales improved 42% to $47.1 million for the first quarter of 2011 compared with $33.1 million for the same quarter in the prior year. This increase is largely due to the SeQual acquisition, which closed in late December 2010, as well as improved volume in biological storage system sales. BioMedical gross profit margin increased to 40.3% in the quarter compared with 34.0% for the same period in 2010. Improved volume and mix as well as benefits from integrating the Covidien product line at our Canton, GA facility led to the improvement in margin. In addition, lower acquisition restructuring costs in first quarter 2011 accounted for about 2% of the improvement.

OUTLOOK

We continue to see a wide range of opportunities with order trends improving and our backlog growing substantially. Global markets continue to strengthen, especially natural gas related opportunities due to the cost advantage over petroleum and lower carbon emissions. Based on year to date results, our current strong order backlog, and improved forecast expectations, the Company is raising previously announced sales and earnings guidance. Sales for 2011 are now expected to be in the range of $740 to $780 million, compared to previous guidance of $710 to $750 million. Full year earnings per share for 2011 are now expected to be in the range of $1.65 to $1.85 per diluted share, compared with prior guidance of $1.50 to $1.70 per diluted share, on approximately 29.7 million weighted average shares outstanding. Included in our 2011 earnings estimates are approximately $0.15 per diluted share based on our lower anticipated restructuring charges for the recently completed SeQual acquisition and trailing costs associated with the shutdown of the Plainfield, Indiana facility acquired from Covidien. Excluding these charges, earnings would be expected to fall in a range of $1.80 to $2.00 per share.

FORWARD-LOOKING STATEMENTS

Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s plans, objectives, future orders, revenues, earnings or performance, liquidity and cash flow, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “outlook,” “guidance,” “continue,” or the negative of such terms or comparable terminology. Forward-looking statements contained in this news release or in other statements made by the Company are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control, that could cause the Company’s actual results to differ materially from those matters expressed or implied by forward-looking statements. These factors and uncertainties include, among others, the following: the cyclicality of the markets that the Company serves; a delay, significant reduction in or loss of purchases by large customers; fluctuations in energy prices and changes in government energy policy; uncertainties associated with pending legislative initiatives for the use of natural gas as a transportation fuel; competition; the negative impacts of downturns in economic and financial conditions on our business; our ability to manage our fixed-price contract exposure; our reliance on key suppliers and potential supplier failures or defects; the modification or cancellation of orders in our backlog; changes in government healthcare regulations and reimbursement policies; general economic, political, business and market risks associated with the Company’s global operations; fluctuations in foreign currency exchange and interest rates; the Company’s ability to successfully manage its costs and growth, including its ability to successfully manage operational expansions and the challenges associated with efforts to acquire and integrate new product lines or businesses; the impact of the financial distress of third parties; the loss of key employees and deterioration of employee or labor relations; the pricing and availability of raw materials; the regulation of our products by the U.S. Food & Drug Administration and other governmental authorities; potential future charges to income associated with potential impairment of the Company’s significant goodwill and other intangibles; the cost of compliance with environmental, health and safety laws; additional liabilities related to taxes; the impact of severe weather; litigation and disputes involving the Company, including product liability, contract, warranty, intellectual property and employment claims; and volatility and fluctuations in the price of the Company’s stock. For a discussion of these and additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company’s filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia and Europe. For more information, visit: http://www.chart-ind.com.

As previously announced, the Company will discuss its first quarter 2011 results on a conference call on Wednesday, May 4, 2011 at 10:30 a.m. ET. Participants may join the conference call by dialing (877) 485-3104 in the U.S. or (201) 689-8579 from outside the U.S. A live webcast presentation will also be accessible at 10:30 a.m. ET at http://www.chart-ind.com. Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chart-ind.com, approximately one hour after the call concludes. You may also listen to a taped replay of the conference call by dialing (877) 660-6853 in the U.S. or (201) 612-7415 outside the U.S. and entering Account Code 356 and Pass Code 370465. The telephone replay will be available beginning approximately one hour after the end of the call until 11:59 p.m. ET, Friday, May 20, 2011.

For more information, click here:

http://www.b2i.us/irpass.asp?BzID=1444&to=ea&Nav=0&S=0&L=1

Contact:

Michael F. Biehl or	Kenneth J. Webster
Executive Vice President,	Vice President, Chief Accounting Officer and
Chief Financial Officer and Treasurer	Controller
216-626-1216	216-626-1216
michael.biehl@chart-ind.com	ken.webster@chart-ind.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts)

	Three Months Ended March 31,
	(Unaudited)
	2011	2010

Sales (1)	$162,941	$118,205

Cost of sales (1)	110,455	83,929

Gross profit	52,486	34,276
Selling, general and administrative expenses	34,862	23,957
Amortization expense	3,317	2,716

	38,179	26,673

Operating income (2) (3)	14,307	7,603
Other (income) expense:
Interest expense and financing cost amortization, net	4,259	4,464
Foreign currency (gain) loss	(759)	1,163

	3,500	5,627

Income before income taxes	10,807	1,976
Income tax expense	3,404	557

Net income	7,403	1,419
Noncontrolling interest, net of taxes	(127)	35

Net income attributable to Chart Industries, Inc.	$7,530	$1,384

Net income attributable to Chart Industries, Inc. per common share - basic	$0.26	$0.05

Net income attributable to Chart Industries, Inc. per common share - diluted	$0.25	$0.05

Weighted average number of common shares outstanding - basic	28,768	28,508

Weighted average number of common shares outstanding - diluted	29,678	29,172

(1)

Shipping and handling costs of $1,471 for the three months ended March 31, 2010 which were previously netted in sales have been reclassified to cost of sales. The reclassification has no impact on gross profit, operating income or net income for the periods presented.

(2)	Includes depreciation expense of $3,335 and $3,061 for the three months ended March 31, 2011 and 2010, respectively.
(3)

Includes restructuring related costs of $2,177 ($0.05 per diluted share) and $1,538 ($0.04 per diluted share) for the three months ended March 31, 2011 and 2010, respectively. First quarter 2011 restructuring charges include $1,076 of non-cash charges for the write-up of inventory to fair value in the SeQual acquisition and $1,101 in costs related to the closure of the Plainfield, Indiana BioMedical facility and the integration of SeQual. First quarter 2010 restructuring charges include $1,538 of non-cash charges for the write-up of inventory to fair value in the Covidien acquisition.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Three Months Ended March 31,
	(Unaudited)
	2011	2010

Net Cash (Used in) Provided by Operating Activities	$(18,386)	$9,795

Investing Activities
Capital expenditures	(4,266)	(3,939)
Other investing activities	388	(2,344)

Net Cash Used in Investing Activities	(3,878)	(6,283)

Financing Activities
Principal payment on long term debt	(1,625)	—
Proceeds from exercise of stock options	2,238	—
Other financing activities	(1,090)	(33)

Net Cash Used in Financing Activities	(477)	(33)

Net (decrease) increase in cash and cash equivalents	(22,741)	3,479
Effect of exchange rate changes on cash	4,625	(1,170)
Cash and cash equivalents at beginning of period	165,112	211,168

Cash And Cash Equivalents At End of Period	$146,996	$213,477

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	March 31,
	2011 (Unaudited)	December 31, 2010
ASSETS

Cash and cash equivalents	$146,996	$165,112
Current assets	262,285	241,369
Property, plant and equipment, net	120,973	116,158
Goodwill	276,434	275,913
Identifiable intangible assets, net	141,145	144,286
Other assets, net	12,613	13,047

TOTAL ASSETS	$960,446	$955,885

LIABILITIES & SHAREHOLDERS’ EQUITY

Current liabilities	$164,308	$172,229
Long-term debt	216,800	218,425
Other long-term liabilities	61,971	63,857

Shareholders’ equity	517,367	501,374

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$960,446	$955,885

CHART INDUSTRIES, INC. AND SUBSIDIARIES

OPERATING SEGMENTS (UNAUDITED)

(Dollars in thousands)

	Three Months Ended
	March 31,
	2011	2010

Sales

Energy & Chemicals	$42,516	$26,180
Distribution & Storage	73,373	58,968
BioMedical	47,052	33,057

Total	$162,941	$118,205

Gross Profit

Energy & Chemicals	$11,801	$5,754
Distribution & Storage	21,735	17,295
BioMedical(1)	18,950	11,227

Total	$52,486	$34,276

Gross Profit Margin

Energy & Chemicals	27.8%	22.0%
Distribution & Storage	29.6%	29.3%
BioMedical	40.3%	34.0%
Total	32.2%	29.0%

Operating Income

Energy & Chemicals	$3,753	$(264)
Distribution & Storage	11,521	8,923
BioMedical(1)	8,447	5,601
Corporate	(9,414)	(6,657)

Total	$14,307	$7,603

(1)

Cost of sales for the three months ended March 31, 2011 and 2010 include $1,076 and $1,538, respectively, of additional expense due to the write-up of acquired inventory to fair value in the acquistion of SeQual Technologies Inc. in 2010 and Covidien’s oxygen therapy business in 2009.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

ORDERS AND BACKLOG (UNAUDITED)

(Dollars in thousands)

	Three Months Ended
	March 31,	December 31,
	2011	2010

Orders

Energy & Chemicals	$145,160	$57,686
Distribution & Storage	94,523	86,579
BioMedical	49,096	37,925

Total	$288,779	$182,190

Backlog

Energy & Chemicals	$218,627	$115,972
Distribution & Storage	132,496	108,665
BioMedical	13,705	11,779

Total	$364,828	$236,416